Exhibit 99.1

NEWS RELEASE March 17, 2025

FOR IMMEDIATE RELEASE

Crown Castle Names Sunit Patel as
Chief Financial Officer

March 17, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") announced today the appointment of Sunit Patel to the position of Executive Vice President and Chief Financial Officer (CFO), effective April 1, 2025. Mr. Patel will be leaving his position on Crown Castle’s Board of Directors, effective March 17, 2025.
"We look forward to welcoming Sunit Patel to the Crown Castle team," said Steven Moskowitz, Crown Castle's Chief Executive Officer. "Sunit brings unique, extensive telecommunications industry insight and more than 30 years of experience in senior finance roles across telecommunications, energy, and technology. He is exceptionally well-suited to help lead Crown Castle as we complete our recently announced divestiture and set course as the only pure-play, publicly traded US tower company."
ABOUT SUNIT PATEL
Mr. Patel served on the Crown Castle Board of Directors from January 2024 to March 2025. He previously served as Chief Financial Officer of Ibotta Inc., a North American cashback rewards and mobile technology platform. Mr. Patel has more than 25 years of executive leadership, including 15 years as a public telecommunications company CFO. In 2000, Mr. Patel co-founded Looking Glass Networks Inc., a facilities-based provider of metropolitan telecommunication transport services and served as its CFO until 2003. From 2003 to 2018, Mr. Patel served as EVP and CFO of CenturyLink, now Lumen, a role he held for over 14 years at Level 3 prior to its 2017 merger with CenturyLink. From 2018 to 2020, Mr. Patel served as EVP, Merger and Integration at T-Mobile, where he led T-Mobile's strategic planning efforts to integrate its business with Sprint following the companies' $26.5 billion merger.
Mr. Patel holds a B.S. degree in Chemical Engineering and Economics from Rice University and is a Chartered Financial Analyst.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding (1) the appointment of Mr. Patel, including the effective date thereof, and his expected contributions to Crown Castle, and (2) the recently announced divestiture of Crown Castle’s Fiber business, including the completion and timing thereof. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
CONTACTS:
Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
Crown Castle Inc.
713-570-3050